Exhibit 99.1

Central European Distribution Corporation Announces

Initial Results of Reverse Dutch Auction in Connection with Proposed

Restructuring Plan

WARSAW, POLAND – April 17, 2013 – Central European Distribution Corporation (“CEDC”) announced the initial results of the reverse Dutch auction conducted as a part of its solicitation of votes for its Prepackaged Plan of Reorganization (the “Plan”).

Based on its tabulations, CEDC anticipates that holders of CEDC Finance Corporation International, Inc.’s (“CEDC FinCo”) 9.125% Senior Secured Notes due 2016 and 8.875% Senior Secured Notes due 2016 (together, the “2016 Notes”) who submitted bid prices of up to and including $810.00 or €810.00, respectively, should receive a cash payment in exchange for their 2016 Notes (i.e., the Clearing Price as defined in the Offering Memorandum will be $810.00 or €810.00). CEDC expects that approximately €81 million of Euro 2016 Notes and approximately $106 million of USD 2016 Notes, equal to an aggregate of approximately $211 million principal amount of 2016 Notes, would be repurchased for cash. CEDC expects that approximately €349 million of Euro 2016 Notes and approximately $274 million of USD 2016 Notes would remain outstanding and unpurchased and would receive new secured notes and new convertible notes issued by CEDC Finance Corporation International, Inc (together, “New Notes”) pursuant to the Plan. These amounts remain subject to adjustment and confirmation by CEDC on or about the Distribution Date (as described below).

To receive their cash payment, 2016 Noteholders who elected the cash option must be holders of the 2016 Notes as of March 21, 2013 and the Distribution Date (as defined in the Plan, i.e. the effective date of the Plan, which CEDC expects to occur as soon as practicable following the confirmation date). THEREFORE, TO RECEIVE THE CASH PAYMENT, A HOLDER OF 2016 NOTES AS OF MARCH 21, 2013 CANNOT TRADE 2016 NOTES PRIOR TO THE DISTRIBUTION DATE.

CEDC FinCo will first accept for exchange all 2016 Notes with a bid price less than the Clearing Price, and thereafter, 2016 Notes with a bid price equal to the Clearing Price on a pro rata basis due to the oversubscription of the cash election. CEDC expects to apply the full amount of the $172 million RTL Investment towards the purchase of 2016 Notes in the cash election and does not expect any pro rata cash distribution to holders of 2016 Notes that did not participate in the cash election. In addition, the Clearing Price may be further adjusted if 2016 Noteholders who participated in the cash election are unable to confirm their holding of 2016 Notes as of the Distribution Date and are therefore ineligible to receive the cash payment. In all cases, appropriate adjustments will be made to avoid purchases of 2016 Notes in principal amounts other than integral multiples of $1,000 or €1,000, as applicable. All 2016 Notes not accepted in the cash election as a result of proration or as a result of having a bid price above the Clearing Price as well as 2016 Noteholders that did not participate in the cash election will not participate in the cash election and will be deemed to have elected to receive New Notes.

On April 7, 2013, CEDC commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code to seek confirmation of the Plan. Following CEDC’s first day hearing on April 9, 2013, the Delaware Bankruptcy Court scheduled a hearing to consider confirmation of the Plan on May 13, 2013. Voting on the Plan closed on April 4, 2013. According to the official vote tabulation prepared by CEDC’s voting and information agent, impaired creditors have voted overwhelmingly to accept the Plan.

The financial restructuring, which will eliminate approximately $665.2 million in debt from CEDC’s and CEDC FinCo’s balance sheets, does not involve the Company’s operating subsidiaries in Poland, Russia, Ukraine or Hungary and should have no impact on their business operations. Operations in these countries are independently funded and will continue to generate revenue during this process. All obligations to employees, vendors, credit support providers and government authorities will be honored in the ordinary course without interruption.

The terms of the Plan are described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013 (the “Offering Memorandum”), filed as an exhibit to a tender offer statement on Schedule TO-I/A on March 8, 2013, as amended and supplemented by Supplement No. 1 to the Offering Memorandum, dated March 18, 2013 (the “Supplement”), filed as an exhibit to the Form 8-K filed on March 19, 2013.

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Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061